Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS FOURTH QUARTER, YEAR 2005 RESULTS

BLOOMFIELD, Connecticut (February 27, 2006) - Kaman Corp. (NASDAQ: KAMN) today reported financial results for its fourth quarter and year ended December 31, 2005.

The company reported net earnings for the 2005 fourth quarter of $9.2 million, or $0.38 per share diluted, compared to $0.5 million, or $0.02 per share diluted in the 2004 period. The 2005 fourth quarter results include a $2.5 million pretax charge related to completion of the company’s SH-2G helicopter program for Australia. The quarter also includes $5.1 million in pretax income resulting primarily from recoveries of certain past due amounts that the company had written off in 2004 on programs with MD Helicopters, Inc. (MDHI). The effective tax rate for the 2005 fourth quarter was 53.0 percent, due primarily to certain non-deductible expenses described below. The 2004 fourth quarter results include a loss before income taxes of $2.5 million, offset by a fourth quarter tax benefit of $3.0 million due to an adjustment in the full-year effective tax benefit to 31.1 percent. Net sales for the 2005 fourth quarter were $288.5 million, compared to $256.2 million in the 2004 period.

For the 2005 full year, the company reported net earnings of $13.0 million, or $0.57 per share diluted, compared to a net loss of $11.8 million, or $0.52 loss per share diluted, in 2004. Results for 2005 include the benefit of $7.7 million in pretax income arising primarily from MDHI recoveries offset by $16.8 million in pretax charges for the Australia helicopter program. The 2005 results also include the impact of $8.3 million of primarily nondeductible expenses for stock appreciation rights triggered by a significant increase in the price of Kaman stock in 2005 and $3.3 million in nondeductible expenses for legal and financial advisory fees related to the company’s successful recapitalization effort. These non-deductible expenses raised the effective 2005 tax rate to 54.8 percent. The 2004 loss was primarily attributable to $41.6 million of previously disclosed adjustments taken in the Aerospace segment. Net sales for the 2005 full year were $1.1 billion, compared to $995.2 million in 2004.

Paul R. Kuhn, chairman, president and CEO, said, “In 2005, the result of years of effort came together for the good of our shareholders, and the many accomplishments achieved during this period have enhanced Kaman’s strong foundation for future growth. Beyond our operational accomplishments during the year, the single most important achievement in 2005 was the successful completion of our corporate recapitalization in November. As a result of this action, a single class of voting common stock has replaced the dual class structure that had been in place. With each of our previously non-voting Class A common shareholders and all future shareholders now having the advantage of Kaman's new “one-share, one-vote” capital structure, I believe there will be a greater opportunity for the value of the company to be better reflected in the stock price, and that should make the benefits of the recapitalization well worth the effort that went into making it possible. The recapitalized company should now have even better access to growth capital.”

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

Summary of Segment Information
(In millions)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2005	2004	2005	2004

Net sales:
Aerospace	$75.6	$71.5	$288.0	$252.4
Industrial Distribution	152.0	141.6	621.9	581.8
Music	60.9	43.1	191.3	161.0
	288.5	256.2	1,101.2	995.2

Operating income (loss):
Aerospace	16.4	1.2	33.3	(14.3)
Industrial Distribution	7.3	3.0	29.4	19.3
Music	5.2	4.3	13.0	11.1
Net gain on sale of assets	-	-	-	.2
Corporate expense (1)	(8.3)	(9.7)	(42.9)	(28.8)

Operating income (loss)	20.6	(1.2)	32.8	(12.5)
Interest expense, net	(1.1)	(1.0)	(3.0)	(3.6)
Other expense, net	-	(.3)	(.9)	(1.1)

Earnings (loss) before
income taxes	$19.5	$(2.5)	$28.9	$(17.2)

(1) “Corporate Expense” decreased for the three months ended December 31, 2005 and increased for the twelve months ended December 31, 2005, compared to the same periods of 2004, as shown below:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Corporate expense before other items	$(3.9)	$(3.5)	$(16.5)	$(13.7)

Other items:
Incentive compensation	(.6)	.1	(2.9)	(.5)
Stock appreciation rights	.1	(.2)	(8.3)	(.2)
Pension expense	(1.4)	(1.6)	(5.7)	(6.2)
Supplemental retirement plan	(.7)	(1.5)	(3.0)	(5.0)
Long term incentive plan	(.6)	(2.9)	(3.2)	(2.9)
Recapitalization expenses	(1.2)	(.1)	(3.3)	(.3)

Corporate expense - total	$(8.3)	$(9.7)	$(42.9)	$(28.8)

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

REPORT BY SEGMENT

Aerospace Segment

The Aerospace segment had fourth quarter operating income of $16.4 million, compared to operating income of $1.2 million a year ago. The 2005 fourth quarter results include the impact of an additional $2.5 million pretax charge for the SH-2G(A) helicopter program for Australia due to cost growth associated with the completion of the program, and $0.7 million in pretax idle facility and related costs. Results for the fourth quarter of 2005 also include the benefit of $5.1 million in pretax income associated primarily with the MDHI recoveries. The 2004 fourth quarter results include $10.8 million in pretax charges taken to address various segment programs, and $0.9 million in pretax idle facility and related costs. Segment sales for the 2005 fourth quarter were $75.6 million, compared to $71.5 million in the 2004 period.

For the 2005 full year, the segment had operating income of $33.3 million, compared to an operating loss of $14.3 million in 2004. The 2005 results include the impact of $16.8 million in pretax charges taken against the Australia program and $2.7 million in pretax idle facility and related costs; along with the benefit of $7.7 million in pretax earnings associated primarily with the MDHI recoveries. The 2004 full year results include the impact of $41.6 million in negative pretax adjustments to certain Aerostructures, Fuzing and Helicopters Divisions’ programs and $3.3 million in pretax idle facility and related costs. Segment sales for 2005 were $288.0 million, compared to $252.4 million in 2004.

Mr. Kuhn said, “While we are still far from achieving the full potential of the Aerospace segment, the performance of each of the operating units provides the basis for optimism. Overall, the reorganization of the segment undertaken in 2004 has provided meaningful enhancement to management visibility and accountability, and has been an important enabler of the progress we are making in this segment.”

Quarterly and annual sales for 2005 and 2004 are presented net of intercompany eliminations for each of the segment’s operating units, excluding the Electro-Optics Development Center, as follows:

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Year
Operating Unit	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
Aerostructures	$12.9	$10.7	$13.4	$11.0	$14.7	$10.4	$14.0	$13.3	$55.0	$45.4
Fuzing	12.8	9.0	15.0	16.2	15.5	10.9	15.1	20.7	58.4	56.8
Helicopters	15.2	18.0	23.3	18.4	16.8	10.6	21.4	20.0	76.7	67.0
Kamatics/RWG	23.0	19.8	22.8	18.6	22.8	19.7	23.6	19.0	92.2	77.1

Aerostructures Division:
The Aerostructures Division had net sales of $14.0 million in the fourth quarter of 2005, compared to $13.3 million the previous year. Net sales for 2005 were $55.0 million, compared to $45.4 million in the 2004 period.

The Aerostructures Division produces subcontract assemblies and detail parts for commercial and military aircraft programs, including several models of Boeing commercial airliners, the C-17 military transport (on contract through mid-2007), which remained the division’s largest program for the quarter, and the Sikorsky BLACK HAWK helicopter. Operations are conducted from the Jacksonville, Florida and Wichita, Kansas facilities.

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

Operations at the Jacksonville facility continued to improve in the fourth quarter with progress on manufacturing throughput and efficiencies, and the division has begun to ramp up production of cockpits for the Sikorsky BLACK HAWK helicopter. As previously reported, the initial contract, awarded in the third quarter of 2004, covers 80 cockpits for production through 2006, and has a value of $26.4 million. Follow-on options, if fully exercised, would bring the total potential value to Kaman to approximately $100.0 million and would include the fabrication of 349 cockpits. Delivery of cockpits to Sikorsky began in April 2005, and is on schedule. Sixteen cockpits had been delivered as of December 31, 2005.

In January 2006, the company’s Plastic Fabricating Company (PlasticFab) in Wichita received a $20.5 million multi-year contract from the Shenyang Aircraft Corporation of Shenyang, China. PlasticFab will manufacture metal and composite bonded panels for the vertical fin leading edge, which will be part of the Shenyang Aircraft Corporation supplied vertical fin on the new Boeing 787 Dreamliner. Initial deliveries are scheduled to begin in the third quarter of 2006. Also in January 2006, PlasticFab received a $6.7 million award from Sikorsky Aircraft Corporation to manufacture and assemble composite tail rotor pylons for its MH-92 helicopters which will be operated by the Canadian Maritime Defence Forces as CH-148 Cyclones. Initial deliveries of developmental test units for this program are also expected to begin in the third quarter of 2006.

Fuzing Division:
The Fuzing Division had net sales in the 2005 fourth quarter of $15.1 million, compared to $20.7 million a year ago. Net sales for the 2005 full year were $58.4 million, compared to $56.8 million in 2004. Principal operations are conducted at the Middletown, Connecticut and Orlando, Florida (Dayron) facilities.

The division manufactures safe, arm and fuzing devices for major missile (Middletown) and bomb (Orlando) programs as well as precision measuring and mass memory systems (Middletown) for commercial and military applications. Principal customers include the U. S. military, General Dynamics, Raytheon, Lockheed Martin and Boeing.

The Middletown facility achieved sales growth in 2005 and performed well on its programs. At the Orlando facility, the company continued to work on material flow and manpower ramp-up to meet production requirements of its FMU-152A/B Joint Programmable Fuze (JPF) contract with the U.S. Air Force. During the fourth quarter, a technical issue was identified involving a component of the fuze, delaying shipments in the quarter. Management believes it has successfully addressed the issue. As previously reported, the contract has a value of $38.1 million, with a potential value of $168.7 million if all options for future years’ production are exercised. In addition, the division has received three small orders from foreign militaries. While the early part of the program has been marginally unprofitable, management expects that the program will become profitable as operating efficiencies improve, deliveries to the U.S. military increase, and as further orders are received from foreign militaries.

The division also continued to work toward resolution of two previously reported fuzing product warranty issues at Dayron that affect the FMU-143 program. One issue involves a supplier’s recall of a switch embedded in certain Dayron bomb fuzes, and the second involves bomb fuzes manufactured for the U.S. Army utilizing systems in place at the time Dayron was acquired by Kaman that were subsequently found to contain an incorrect part. It is currently expected that the work to satisfy the impacted customers will be completed in 2006. Another Dayron program involving the FMU-139 fuze has been delayed for over a year while our customer works out its technical issues with its customer, the U.S. Government. Management expects that this issue will be resolved in 2006 with deliveries on this program extending into 2008.

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

Helicopters Division:
The Helicopters Division had net sales of $21.4 million in the fourth quarter of 2005, compared to $20.0 million in the 2004 period. Net sales for the 2005 full year were $76.7 million, compared to $67.0 million in 2004. Operations are conducted primarily from the Bloomfield, Connecticut facilities.

The division supports and markets Kaman SH-2G maritime helicopters operating with foreign militaries, and
K-MAX “aerial truck” helicopters operating with government and commercial customers in several countries. The division also has other small manufacturing programs and markets its helicopter engineering expertise on a subcontract basis.

SH-2G helicopters are operating with the governments of Egypt, New Zealand, and Poland. The division is currently performing a standard depot level maintenance program for aircraft delivered to Egypt in 1998. Work on the first of nine aircraft has been completed, and work on the second aircraft is underway at the Bloomfield facility. The company has a $5.3 million contract covering maintenance work on the first two aircraft and an option for the next two. The company is in discussions with the Egyptian government concerning a maintenance program covering the remaining helicopters and various upgrades to the aircraft.

Northrop Grumman and Computer Sciences Corporation continued to make progress toward the completion of the Integrated Tactical Avionics System (ITAS) software development and integration for the SH-2G(A) helicopter program for Australia and in August 2005, commenced software testing procedures in preparation for final quality acceptance. Based upon the results of this testing, management has determined that additional work is required prior to entering a final qualification phase that will conclude the complex software acceptance process. As a result of this additional work, along with continued work on the software integration task, the company recorded $16.8 million in pretax charges in 2005, $2.5 million of which was recorded in the fourth quarter of 2005. Delivery of the first fully operational aircraft complete with the ITAS software is now targeted for mid 2006.

Late in the third quarter of 2005, the division received a $6.4 million contract from Sikorsky Aircraft Corp. to assemble mechanical subassemblies for various models of Sikorsky helicopters, including the UH-60 BLACK HAWK and S-76. This work is now underway at the Bloomfield facility.

During the fourth quarter of 2005, Kaman continued to work with the U.S. Naval Air Systems Command (NAVAIR) and the General Services Administration toward arriving at an agreement for the company’s purchase of that portion of the Bloomfield complex that it currently leases from NAVAIR. The company has submitted an offer to NAVAIR and the General Services Administration detailing its proposal, which includes, as consideration for such purchase, the company undertaking certain environmental remediation activities that may be legally required in the event of a sale of the property. The company also continues to work with government and environmental authorities to prepare the closed Moosup, Connecticut facility for eventual sale, and is cooperating with such authorities in connection with a reclassification of groundwater in the vicinity of the facility.

Kamatics Subsidiary:
Kamatics (including RWG, the company’s German aircraft bearing manufacturing arm) generated net sales of $23.6 million in the fourth quarter of 2005, compared to $19.0 million in the 2004 period. Kamatics net sales for the 2005 full year were a record $92.2 million, compared to $77.1 million in 2004. Operations are conducted at company facilities in Bloomfield, Connecticut and Dachsbach, Germany.

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

Kamatics’ proprietary self-lubricating bearings are currently in use in almost all military and commercial aircraft produced in North and South America and Europe, and are market-leading products for applications requiring highly sophisticated engineering and specialization in the airframe bearing market. Order activity from both Airbus and Boeing was strong in 2005, as it was from other customers in both the commercial and military sectors, and backlogs at the end of the year were at a record level. As order levels increased, the subsidiary was able to increase production levels while maintaining delivery schedules, leading to additional sales opportunities and further penetration of the market.

Other Aerospace Matters:
The litigation instituted by the company against the University of Arizona in September 2004 is currently scheduled for a jury trial in late March 2006. The company's claim is for approximately $6.0 million, an amount that management believes is owed to the Electro-Optics Development Center of Kaman Aerospace Corporation as a result of work it performed beyond the scope of a $12.8 million contract with the University and which the University refused to address under the changes clause in the contract. The University had filed a counterclaim in the suit for unspecified damages, but has recently indicated in court papers that its current claim is in the range of $14.4 million. Management is developing its analysis of the University's figures as part of the litigation discovery process.

Industrial Distribution Segment

Net sales for the Industrial Distribution segment in the 2005 fourth quarter were $152.0 million, compared to $141.6 million in the 2004 period. The segment had operating income of $7.3 million in the fourth quarter of 2005, compared to $3.0 million in the 2004 period. The increase in operating income was primarily attributable to increased sales activity and net favorable year-end adjustments to certain accrued liabilities.  The fourth quarter 2004 operating income also includes higher incentive compensation expense than the fourth quarter of 2005.  Net sales for 2005 were a record $621.9 million, compared to $581.8 in 2004. Operating income for 2005 was a record $29.4 million, compared to $19.3 million in 2004.

Mr. Kuhn said, “As these financial results indicate, the segment continued to compete well during 2005. The national accounts program continued to grow, reflecting service excellence and resulting in new or expanded national account contracts with Bimbo Bakeries, Birds Eye Foods, Cadbury Schweppes, Chemical Lime Company, Del Monte Foods Company, Lehigh Cement Company, Mission Foods, Monsanto and Tyco. In addition to benefiting from a strong focus on delivering superior customer service and improving efficiency, the segment’s performance was boosted by continued strength in the industrial market in 2005. A strong market climate continued in the West region of the U.S. and helped offset softness in Southern and Gulf Coast markets as they recovered from the hurricanes of 2005. On balance, the market, as measured by the industrial production index and domestic manufacturing plant capacity utilization appears on track for stability in 2006.”

During 2005, the Industrial Distribution segment continued to work with key customers to identify opportunities to utilize the products it distributes in ways that help them increase efficiency, reduce downtime and lower production costs. This focus on providing innovative customer service is at the core of the company’s long-term strategy for building market share. At the same time, the company continues to focus on geographic expansion and on continuous improvement to drive efficiencies that benefit Kaman and its customers. For the second year running, Kaman’s distribution center order accuracy rate was among the industry’s highest, topping 99.97 percent.

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. The segment offers more than 1.7 million items, as well as value-added services to a base of more than 50,000 customers spanning nearly every sector of industry. Segment operations are headquartered in Windsor, Connecticut and conducted from approximately 200 locations in the U.S., Canada and Mexico.

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

Music Segment

Net sales in the 2005 fourth quarter were $60.9 million, including $17.9 million from the August 2005 acquisition of Musicorp, compared to $43.1 million for the fourth quarter of 2004. The Music segment’s fourth quarter operating income was $5.2 million, compared to $4.3 million in the same quarter of 2004. Net sales for 2005 were a record $191.3 million, including $28.7 million from Musicorp, compared to $161.0 million in 2004. Operating income for 2005 was also a record at $13.0 million, compared to $11.1 million in 2004.

Mr. Kuhn said, “The important holiday sales season produced mixed results, with retailers who aggressively promoted business, especially the large chains, doing better than the typical smaller retailer. Although 2005 was a difficult year for the music industry on the whole, the segment continued to successfully implement a growth strategy that combines organic expansion with targeted acquisitions. In 2005 the company signed an exclusive U.S. distribution agreement with Sabian Cymbals, and the acquisition of Musicorp, which had been the second largest independent U.S. distributor of musical instruments and accessories after Kaman, put the company in an even stronger position to take advantage of the logistical, technological and operational efficiencies needed to succeed in the highly competitive musical instrument market.”

Kaman is the largest independent distributor of musical instruments and accessories in the United States, offering more than 20,000 products for amateurs and professionals. Operations are headquartered in Bloomfield, Connecticut and conducted primarily from a manufacturing plant in New Hartford, Connecticut and strategically placed warehouse facilities that cover the North American markets. While the vast majority of Kaman’s music sales are to North American customers, the company continues to build its presence in key international markets.

Concluding Statement

Mr. Kuhn concluded, “Although economic trends always affect our operations, the strategies put in place several years ago and the progress we have made since then should enable us to remain competitive in any normal economic environment. With the recapitalization completed in 2005, new customer wins, and the ‘lean thinking' practices and operational improvements instituted throughout the company, Kaman enters 2006 in tune with its markets and with good prospects for the future.

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace, Industrial Distribution and Music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) satisfactory resolution of i)warranty issues and the DCIS investigation related to the FMU-143 program and ii) supplier-related issues hindering the FMU-139 program, at Dayron; 9) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses; 10) satisfactory results of negotiations with NAVAIR concerning purchase of the company's leased facility in Bloomfield, Conn.; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory and in 2007, availability of a redesigned clutch assembly system; 12) cost growth in connection with environmental remediation activities at the Moosup facility and such potential activities at the Bloomfield facility; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effect of price increases or decreases; 16) pension plan assumptions and future contributions; 17) continued availability of raw materials in adequate supplies; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 20) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.
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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2005	2004	2005	2004

Net Sales	$288,516	$256,226	$1,101,196	$995,192

Costs and expenses:
Cost of sales	205,502	198,837	814,385	770,285
Selling, general and
administrative expense	63,004	59,186	256,241	239,368
Net (gain) loss on sale of assets	(24)	16	27	(199)
Other operating income	(643)	(510)	(2,214)	(1,731)
Interest expense, net	1,134	945	3,046	3,580
Other expense, net	17	256	860	1,053
	268,990	258,730	1,072,345	1,012,356

Earnings (loss) before income taxes	19,526	(2,504)	28,851	(17,164)
Income tax benefit (expense)	(10,348)	2,997	(15,823)	5,342

Net earnings (loss)	$9,178	$493	$13,028	$(11,822)

Net earnings (loss) per share:
Basic	$.39	$.02	$.57	$(.52)
Diluted (1)	$.38	$.02	$.57	$(.52)

Average shares outstanding:(2)
Basic	23,641	22,748	23,038	22,700
Diluted (3)	24,575	23,651	23,969	22,700

Dividends declared per share	$.125	$.11	$.485	$.44

(1) The calculated diluted per share amounts for the three months ended December 31, 2004 and the twelve months ended December 31, 2004 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

(2) Average shares outstanding for the three and twelve months ended December 31, 2005 increased from prior year principally due to the completion of the recapitalization on November 3, 2005.

(3) Additional potentially diluted average shares outstanding of 942 for the twelve months ended December 31, 2004 have been excluded from the average diluted shares outstanding due to the loss from operations in that year.

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$12,998	$12,369
Accounts receivable, net	176,285	190,141
Inventories	220,714	196,718
Deferred income taxes	31,652	35,837
Other current assets	17,159	15,270
Total current assets	458,808	450,335
Property, plant and equipment, net	51,592	48,958
Goodwill and other intangible assets, net	74,529	55,538
Other assets	13,568	7,500
	$598,497	$562,331
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$915	$7,255
Current portion of long-term debt	1,660	17,628
Accounts payable	94,716	74,809
Accrued contract losses	19,950	37,533
Accrued restructuring costs	3,026	3,762
Other accrued liabilities	54,227	38,961
Advances on contracts	14,513	16,721
Other current liabilities	27,846	26,624
Income taxes payable	6,423	2,812
Total current liabilities	223,276	226,105
Long-term debt, excluding current portion	62,235	18,522
Other long-term liabilities	43,232	33,534
Shareholders’ equity	269,754	284,170
	$598,497	$562,331

“Kaman Reports Fourth Quarter, Year 2005 Results”
February 27, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
	For the Twelve Months
	Ended December 31,
	2005	2004

Cash flows from operating activities:
Net earnings (loss)	$13,028	$(11,822)
Depreciation and amortization	9,555	8,969
Provision (recovery) for losses on accounts receivable	(2,120)	2,180
Net (gain) loss on sale of assets	27	(199)
Non-cash write-down of assets	-	962
Non-cash sales adjustment for costs
- not billed	-	21,332
Deferred income taxes	3,183	(11,421)
Other, net	4,086	7,418
Changes in current assets and liabilities,
excluding effects of acquisitions:
Accounts receivable	20,487	(20,179)
Inventory	(9,825)	(18,175)
Income taxes receivable	-	1,043
Accounts payable	12,898	15,149
Accrued contract losses	(17,550)	13,458
Accrued restructuring costs	(736)	(2,347)
Advances on contracts	(2,208)	(2,972)
Changes in other current assets and liabilities	10,203	19,267
Income taxes payable	3,660	2,807
Cash provided by (used in) operating activities	44,688	25,470

Cash flows from investing activities:
Proceeds from sale of assets	346	376
Expenditures for property, plant & equipment	(9,866)	(7,539)
Acquisition of businesses, less cash acquired	(31,875)	(2,435)
Other, net	788	(770)
Cash provided by (used in) investing activities	(40,607)	(10,368)

Cash flows from financing activities:
Changes to notes payable	(6,341)	1,197
Additions / (reductions) to long-term debt	27,745	(2,134)
Recapitalization	(13,892)	-
Proceeds from exercise of employee stock plans	585	1,218
Purchase of treasury stock	-	(9)
Dividends paid	(10,747)	(9,979)
Debt issuance costs	(824)	-
Other	-	(305)
Cash provided by (used in) financing activities	(3,474)	(10,012)

Net increase (decrease) in cash and cash equivalents	607	5,090

Effect of exchange rate changes on cash and cash equivalents	22	149

Cash and cash equivalents at beginning of period	12,369	7,130

Cash and cash equivalents at end of period	$12,998	$12,369
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